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                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                       FORM 15

                Certificate and Notice of Termination of Registration
              Under Section 12(g) of the Securities Exchange Act of 1934
                     or Suspension of Duty to File Reports Under
            Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                      Commission File Number   1-10794
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                           INTERNATIONAL MOVIE GROUP, INC.
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                (Exact name of registrant as specified in its charter)

             1900 Avenue of the Stars, Suite 1425, Los Angeles, CA 90067
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            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                     Common Stock
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               (Title of each class of securities covered by this Form)

                                         None
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             (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)  [ ]           Rule 12h-3(b)(1)(ii) [ ]
    Rule 12g-4(a)(1)(ii) [X]           Rule 12h-3(b)(2)(i)  [ ]
    Rule 12g-4(a)(2)(i)  [ ]           Rule 12h-3(b)(2)(ii) [ ]
    Rule 12g-4(a)(2)(ii) [ ]           Rule 15d-6           [ ]
    Rule 12h-3(b)(1)(i)  [ ]

    Approximate number of holders of record as of the certification or notice date: 493
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    Pursuant to the requirements of the Securities Exchange Act of 1934,
International Movie Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  June 30, 1997         BY:   /s/ Peter E. Strauss
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                                 Peter E. Strauss
                                 President & Chief Executive Officer